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                                                                   EXHIBIT 99.1


FLEMING ANNOUNCES KEY STRATEGIC INITIATIVES


DALLAS, June 13 /PRNewswire-FirstCall/ -- Fleming Companies, Inc. today announced key strategic initiatives to maximize the value of the company. Fleming will continue its operational improvement initiatives in its core grocery wholesale and separate Core-Mark convenience subsidiary, while simultaneously exploring strategic sale opportunities in response to a number of inquiries from potential buyers.

Grocery Wholesale Operations

With regard to Fleming's grocery wholesale business, the company will focus on restoring service levels to historic standards. The company will continue to work with its vendors to make additional progress in terms of restoring trade support. To further concentrate resources on restoring high levels of customer service at core divisions, the company will rationalize its grocery wholesale business by focusing on its most profitable units and closing selected facilities, where appropriate.

Substantial progress has been achieved with vendors that is enhancing, and should continue to improve, Fleming's ability to increase customer service levels. At this point, Fleming has approximately $200 million of negotiated vendor credit lines, which is expected to help further bolster operations.

Additionally, in response to interest from potential financial and strategic buyers, Fleming is exploring the possible sale of its grocery wholesale business.

Fleming also announced today that, upon completion of a detailed analysis and in keeping with the company's commitment to focus resources on core distribution assets, the company has decided to discontinue operations at three grocery wholesale divisions. Fleming is closing its grocery wholesale divisions in Geneva, Alabama; Lafayette, Louisiana; and Superior, Wisconsin.

The selected divisions are scheduled to discontinue operations by the end of July 2003. The company is committed to assisting the affected retail customers in their successful transfer to new suppliers, as practicable. The company expects to immediately begin transferring inventory from the closing divisions to other Fleming wholesale distribution facilities.

The Core-Mark convenience subsidiary is not affected by these closure actions.

Core-Mark Convenience Subsidiary

The company will continue the positive operational progress made at its San Francisco-based Core-Mark subsidiary, which operates as a separate business and legal entity. Management is pleased with Core-Mark's results and its stabilization efforts to date. The company expects these efforts to be substantially complete in the near future, at which time service levels and other aspects of customer support are anticipated to be at historic levels. Core-Mark has maintained positive EBITDA and cash flow since the Chapter 11 filing.

In addition, Fleming has received multiple expressions of interest from potential financial and strategic buyers of Core-Mark and is currently assessing these alternatives.

Pete Willmott, Interim President and Chief Executive Officer, said, "Over the next weeks and months, we will further focus resources on our grocery wholesale divisions to continue improvement in service levels for our customers. We will also maintain our support of the Core-Mark convenience subsidiary. Simultaneously, we will explore inquiries from possible financial and strategic buyers of our grocery wholesale business and Core-Mark subsidiary."

About Fleming

Fleming (OTC Pink Sheets: FLMIQ) is a supplier of consumer package goods to independent supermarkets, convenience-oriented retailers and other retail formats around the country. To learn more about Fleming, visit our Web site at http://www.fleming.com .

Fleming and its operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 1, 2003. The filings were made in the U.S. Bankruptcy Court in Wilmington, Delaware. Fleming's court filings are available via the court's website, at www.deb.uscourts.gov .


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Forward-Looking Statement

This document contains forward-looking statements regarding future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the DIP facility; court approval of the company's motions prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the company to attract and retain customers; changes in general economic conditions; and, the ability to successfully sell the company's retail operations. Additional information about these and other factors is contained in Fleming's reports and filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

CONTACT: SHANE BOYD 972.906.2125

SOURCE Fleming